PIMCO Variable Insurance Trust

Supplement Dated July 31 2015 to the
Administrative Class Prospectus Institutional Class Prospectus and Advisor Class and ClassMProspectus each dated April 30 2015 each as supplemented from time to time the Prospectuses

Disclosure Related to How Portfolio Shares Are Priced

Effective immediately, the How Portfolio Shares Are Priced
section in each Prospectus is deleted in its entirety and replaced with the following

How Portfolio Shares Are Priced

The price of a Portfolios shares is based on the Portfolios NAV The NAV of a class of a Portfolios shares is determined by dividing the total value of a Portfolios portfolio investments and other assets attributable to that class less any liabilities by the total number of shares outstanding of that class Portfolio shares are ordinarily valued as of the NYSE Close on each day that the NYSE is open Information that becomes known to the Portfolios or their agents after the NAV has been calculated on a particular day will not generally be used to retroactively adjust the price of a security or the NAV determined earlier that day Each Portfolio reserves the right to change the time its respective NAV is calculated if the Portfolio closes earlier or as permitted by the SEC

Except for the PIMCO Money Market Portfolio for purposes of calculating NAV portfolio securities and other assets for which market quotes are readily available are valued at market value Market value is generally determined on the basis of official closing prices or the last reported sales prices or if no sales are reported based on quotes obtained from established market makers or prices including evaluated prices supplied by the Portfolios approved pricing services quotation reporting systems and other third-party sources together
Pricing Services The Portfolios will normally use pricing data for domestic equity securities received shortly after the NYSE Close and do not normally take into account trading clearances or settlements that take place after the NYSE Close A foreign non US equity security traded on a foreign exchange or on more than one exchange is typically valued using pricing information from the exchange considered by the manager to be the primary exchange A foreign non US equity security will be valued as of the close of trading on the foreign exchange or the NYSE Close if the NYSE Close occurs before the end of trading on the foreign exchange Domestic and foreign non US fixed income securities non exchange traded derivatives and equity options are normally valued on the basis of quotes obtained from brokers and dealers or Pricing Services using data reflecting the earlier closing of the principal markets for those securities Prices obtained from Pricing Services may be based on among other things information provided by market makers or estimates of market values obtained from yield data relating to investments or securities with similar characteristics Certain fixed income securities purchased on a delayed delivery basis are marked to market daily until settlement at the forward settlement date Exchange traded options except equity options futures and options on futures are valued at the settlement price determined by the relevant exchange Swap agreements are valued on the basis of bid quotes obtained from brokers and dealers or market-based prices supplied by Pricing Services or other pricing sources With respect to any portion of the Portfolios assets that are invested in one or more open end management investment companies a Portfolios NAV will be calculated based upon the NAVs of such investments

If a foreign non US equity securitys value has materially changed after the close of the securitys primary exchange or principal market but before the NYSE Close the security may be valued at fair value based on procedures established and approved by the Board of Trustees Foreign non US equity securities that do not trade when the NYSE is open are also valued at fair value With respect to foreign non US equity securities the Portfolio may determine the fair value of investments based on information provided by Pricing Services and other third party vendors which may recommend fair value or adjustments with reference to other securities indices or assets In considering whether fair valuation is required and in determining fair values the Portfolio may among other things consider significant events which may be considered to include changes in the value of US securities or securities indices that occur after the close of the relevant market and before the NYSE Close A Portfolio may utilize modeling tools provided by third-party vendors to determine fair values of non US securities Foreign non US exchanges may permit trading in foreign non US equity securities on days when the Trust is not open for business which may result in a Portfolios portfolio investments being affected when you are unable to buy or sell shares

The PIMCO Money Market Portfolios securities are valued using the amortized cost method of valuation which involves valuing a security at cost on the date of acquisition and thereafter assuming a constant accretion of a discount or amortization of a premium to maturity regardless of the impact of fluctuating interest rates on the market value of the instrument While this method provides certainty in valuation it may result in periods during which value as determined by amortized cost is higher or lower than the price the Portfolio would receive if it sold the instrument

Senior secured floating rate loans for which an active secondary market exists to a reliable degree will be valued at the mean of the last available bid ask prices in the market for such loans, as provided by a Pricing ServiceSenior secured floating rate loans for which an active secondary market does not exist to a reliable degree will be valued at fair value which is intended to approximate market value In valuing a senior secured floating rate loan at fair value the factors considered may include but are not limited to the following a the creditworthiness of the borrower and any intermediate participants b the terms of the loan c recent prices in the market for similar loans if any and d recent prices in the market for instruments of similar quality rate period until next interest rate reset and maturity.

Investments valued in currencies other than the US dollar are converted to the US dollar using exchange rates obtained from Pricing Services As a result the NAV of the Portfolios shares may be affected by changes in the value of currencies in relation to the US dollar The value of securities traded in markets outside the United States or denominated in currencies other than the US dollar may be affected significantly on a day that the NYSE is closed As a result to the extent that a Portfolio holds foreign non US securities the NAV of the Portfolios shares may change at times when you cannot purchase redeem or exchange shares.

Investments for which market quotes or market based valuations are not readily available are valued at fair value as determined in good faith by the Board of Trustees or persons acting at their direction The Board of Trustees has adopted methods for valuing securities and other assets in circumstances where market quotes are not readily available and has delegated to PIMCO the responsibility for applying the fair valuation methods In the event that market quotes or market based valuations are not readily available and the security or asset cannot be valued pursuant to a Board approved valuation method the value of the security or asset will be determined in good faith by the Valuation Oversight Committee of the Board of Trustees generally based on recommendations provided by PIMCO Market quotes are considered not readily available in circumstances where there is an absence of current or reliable market based data eg trade information bid ask information broker quotes Pricing Services prices including where events occur after the close of the relevant market but prior to the NYSE Close that materially affect the values of the Portfolios securities or assets In addition market quotes are considered not readily available when due to extraordinary circumstances the exchanges or markets on which the securities trade do not open for trading for the entire day and no other market prices are available The Board has delegated to PIMCO the responsibility for monitoring significant events that may materially affect the values of the Portfolios securities or assets and for determining whether the value of the applicable securities or assets should be reevaluated in light of such significant events.

When the Portfolio uses fair valuation to determine its NAV securities will not be priced on the basis of quotes from the primary market in which they are traded, but rather may be priced by another method that the Board of Trustees or persons acting at their direction believe reflects fair value Fair valuation may require subjective determinations about the value of a security While the Trusts policy is intended to result in a calculation of the Portfolios NAV that fairly reflects security values as of the time of pricing the Trust cannot ensure that fair values determined by the Board of Trustees or persons acting at their direction would accurately reflect the price that a Portfolio could obtain for a security if it were to dispose of that security as of the time of pricing for instance in a forced or distressed sale The prices used by the Portfolio may differ from the value that would be realized if the securities were sold The Portfolios use of fair valuation may also help to deter stale price arbitrage as discussed above under Frequent or Excessive Purchases Exchanges and Redemptions

Investors Should Retain This Supplement for Future Reference

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